55 Technology Way

West Greenwich, Rhode Island 02817 USA

Telephone: 401 392-1000

Fax: 401 392-1234

Website: WWW.GTECH.COM

For Immediate Release June 22, 2006	Contact:	Robert K. Vincent Public Affairs GTECH Corporation 401-392-7452

GTECH ANNOUNCES FISCAL YEAR 2007 FIRST QUARTER RESULTS

WEST GREENWICH, RI – (June 22, 2006) – GTECH Holdings Corporation (NYSE: GTK) today announced earnings for its first quarter of fiscal year 2007, which ended May 27, 2006.

“We had a successful quarter across all three GTECH vertical markets – Lottery, Gaming Solutions, and Commercial Services,” said GTECH President and CEO W. Bruce Turner. “We completed the industry’s fastest lottery system implementation in North Carolina in 58 days with more than 5,000 terminals. Gaming Solutions secured its first significant placement of the new WinWave gaming machine platform in two government jurisdictions. POLCARD experienced a 31 percent increase in bankcard acquiring turnover, and BillBird saw an 86 percent increase in bill payment and prepaid top-up transaction volume, from the same period last year.”

“We are pleased with the performance of the business, despite the difficult quarter-over-quarter comparisons created by nonrecurring events in both periods,” said GTECH Senior Vice President and CFO Jaymin B. Patel. “The fundamentals of our business remain strong, and we are well positioned to capture new opportunities in each of the markets we serve.”

-more-	1

Operating Results

Revenues for the first quarter of fiscal 2007 were $315.9 million, compared to revenues of $326.4 million in the first quarter of fiscal 2006. Net income was $45.7 million, or $0.35 per diluted share in the first quarter of fiscal 2007, compared to net income of $54.8 million, or $0.43 per diluted share for the same period last year. For the quarter, service revenues were $290.2 million, comparable to the first quarter of last fiscal year, despite a year-over-year reduction of approximately $12.6 million of revenues from Brazil, which was principally related to the court-ordered return of revenues withheld in fiscal year 2005. Excluding the higher revenues from Brazil in fiscal 2006, service revenues for the first quarter of fiscal year 2007 increased $11.4 million or approximately 4 percent year-over-year, driven by the continued strength of the U.S. lottery market. Product sales for the quarter were $25.7 million, compared to $35.0 million in the first quarter of last year. Service margins were 39.4%, reflecting lower revenues from Brazil. Product margins increased 3.1 percentage points to 41.4% in the most recent quarter, reflecting a change in product mix.

The first quarter results include one-time costs of $6.8 million associated with the pending transaction with Lottomatica S.p.A. Excluding transaction-related costs, the Company would have reported net income of $52.5 million and fully diluted earnings per share of $0.40. This compares to net income of $46.8 million and fully diluted earnings per share of $0.36, excluding the higher revenues from Brazil in the first quarter of last fiscal year.

Cash Flow and Investments

During the first quarter of fiscal 2007, the Company generated $102.3 million of cash from operations. This cash was principally used to fund $80.2 million of systems, equipment, and other assets relating to contracts, including new systems in North Carolina, Arizona, and Washington State, and to pay cash dividends of $10.8 million. At May 27, 2006, the Company had $185.2 million of cash and cash equivalents and $323.1 million of short-term investment securities on hand.

At the end of the first quarter of fiscal 2007, the Company had $499.5 million available under its senior revolving credit facility.

-more-	2

First Quarter Highlights

In the first quarter of fiscal year 2007, GTECH continued to execute against its strategic objectives of maintaining and expanding the core lottery business, winning new customers, and growing perimeter businesses.

Domestically, GTECH was selected by the Virginia Lottery to provide a new central system, terminals, an IP wireless communications network, and ongoing services under a seven-year integrated services contract.

The Company also celebrated the success of the fastest, and smoothest, instant ticket launch in GTECH history in North Carolina on March 30, 2006. On May 30, 2006, GTECH launched North Carolina’s online game offering, Powerball.

Internationally, GTECH signed a three-year contract extension with the Beijing Welfare Lottery Center to provide a new central system, terminals, and ongoing software licensing and support. In Brazil, Caixa Economica Federal approved a 90-day contract extension with the Company.

GTECH’s subsidiary Spielo delivered 540 WinWave™ terminals to Svenska Spel in Sweden, and 300 WinWave terminals to Atlantic Lottery Corporation in Canada.

Also during the quarter, GTECH launched Pick ‘n Play™ in Illinois.  Pick ‘n Play is the Company’s new game concept designed to combine the appeal of instant gratification and multiple chances to win with the security and integrity of an online game. Since the inaugural launch in March 2006, sales in Illinois have topped the $11 million mark.

-more-	3

The state of Illinois was also the first in the United States to receive GTECH’s ISYS™ Text-to-Speech (TTS) application that enables a visually-impaired retailer’s personal computer to audibly “read” the text that is displayed on the ISYS terminal.  In effect, the ISYS can now “talk” to the visually-impaired lottery clerk. The Text-to-Speech application is easily configurable for all ISYS terminals currently in the field worldwide. GTECH will work with customers on an individual basis to determine how best to implement the application for visually-impaired retailers in other jurisdictions.

“We remain committed to helping customers drive revenue through new content and new technology,” continued Mr. Turner. “With the addition of Connie Laverty as GTECH’s Senior Vice President and Chief Marketing Officer, we will continue to identify market trends and long-range market opportunities for product development, content development, sales, and potential acquisitions.”

Other Business Developments

After the close of the quarter, GTECH shareholders voted to approve the previously-announced merger agreement providing for the acquisition of GTECH by Lottomatica S.p.A., at a special meeting of shareholders. Subject to the satisfaction or waiver of the remaining conditions set forth in the merger agreement, the proposed merger is expected to be completed in mid-2006. If the proposed merger is completed, GTECH will become an indirect wholly-owned subsidiary of Lottomatica and each outstanding share of GTECH common stock will be converted into the right to receive $35.00 in cash, without interest.

-more-	4

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company identifies forward looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” or similar words that refer to the future. Such statements include, without limitation, statements relating to (a) the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (ii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins and earnings per share), and (iii) the ability of the Company to retain existing business and to obtain and retain new business, and (b) the expected timing, completion, and effects of the proposed merger. Such forward looking statements reflect management’s assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

These risks and uncertainties include, but are not limited to, those set forth above, in the Company’s subsequent press releases and on reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the Company’s business; (ii) the possibility of adverse determinations in legal proceedings in Brazil; (iii) the continued ability of the Company to retain and extend its existing contracts and win new contracts; (iv) the possibility of slower than expected growth or declines in sales of lottery and gaming goods and services; (v) economic, political and social instability risks inherent in doing business in foreign jurisdictions; (vi) exposure to foreign currency exchange rate fluctuations; (vii) the relatively large percentage of the Company’s revenues attributable to a relatively small number of the Company’s customers; (viii) the possibility of significant fluctuation of quarterly operating results; (ix) the intensity of competition in the lottery and gaming industries; (x) the possibility of substantial penalties under the Company’s contracts; (xi) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xii) acquisitions by the Company; (xiii) opposition to the expansion of lottery and gaming; (xiv) the Company’s ability to attract and retain qualified employees; (xv) the Company’s heavy dependence upon the integrity of its employees and executives and the security of its systems; (xvi) the Company’s dependence upon certain suppliers and the related risk of implementation delays; (xvii) the Company’s non-lottery ventures, which are an increasingly important part of its business, given the Company’s relative lack of experience in markets outside of its core lottery market and the difficulty in obtaining non-lottery gaming licenses; (xviii) the Company’s ability to protect its intellectual property or prevent its use by third parties; (xix) third party infringement claims; (xx) network interruption risks; and (xxi) the ability of Lottomatica and the Company to complete the proposed merger.

•••

GTECH is a leading gaming technology and services company. With more than $1.3 billion in annual revenues and 5,300 people in over 50 countries, GTECH provides integrated technology, creative content, and business services to effectively manage and grow today’s evolving gaming markets. In targeted emerging economies, GTECH also leverages its operational presence and infrastructure to supply commercial transaction processing services. For more information about the Company, please visit GTECH’s website at http://www.gtech.com.

-000-

Consolidated financial statements to follow:

5

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

	(Unaudited) Three Months Ended
	May 27, 2006	May 28, 2005
	(Dollars in thousands, except per share amounts)
Revenues:
Services	$290,175	$291,364
Sales of products	25,671	35,035
	315,846	326,399
Costs and expenses:
Costs of services	175,821	168,917
Costs of sales	15,051	21,604
	190,872	190,521

Gross profit	124,974	135,878

Selling, general and administrative	39,275	32,019
Research and development	10,797	12,938
Operating expenses	50,072	44,957

Operating income	74,902	90,921

Other income (expense):
Interest income	4,389	2,045
Equity in earnings of unconsolidated affiliates	601	1,787
Other expense	(75)	(1,794)
Interest expense	(7,453)	(7,265)
	(2,538)	(5,227)

Income before income taxes	72,364	85,694

Income taxes	26,702	30,850

Net income	$45,662	$54,844

Basic earnings per share	$0.36	$0.48

Diluted earnings per share	$0.35	$0.43

Weighted average shares outstanding - basic	127,279	114,646

Weighted average shares outstanding - diluted	130,436	129,707

Cash dividends declared per common share	$0.085	$0.085

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited) May 27, 2006	February 25, 2006
ASSETS	(Dollars in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$185,177	$235,191
Investment securities available-for-sale	323,125	260,725
Trade and other receivables, net	151,449	183,561
Refundable performance deposit	8,000	8,000
Inventories	108,539	88,024
Deferred income taxes	27,783	26,398
Other current assets	55,003	47,819
TOTAL CURRENT ASSETS	859,076	849,718

SYSTEMS, EQUIPMENT AND OTHER ASSETS RELATING TO CONTRACTS, net	731,266	692,545

GOODWILL	346,096	346,096

PROPERTY, PLANT AND EQUIPMENT, net	108,693	101,416

INTANGIBLE ASSETS, net	61,589	64,212

OTHER ASSETS	43,789	45,915
TOTAL ASSETS	$2,150,509	$2,099,902

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$78,698	$93,205
Accrued expenses	49,123	46,220
Employee compensation	23,792	31,804
Advance payments from customers	79,287	63,768
Deferred revenue and advance billings	31,354	17,889
Income taxes payable	64,852	67,098
Taxes other than income taxes	16,887	17,106
Short term borrowings	1,748	-
Current portion of long-term debt	6,326	9,148
TOTAL CURRENT LIABILITIES	352,067	346,238

LONG-TERM DEBT, less current portion	539,769	542,259

OTHER LIABILITIES	114,142	106,671

DEFERRED INCOME TAXES	97,765	99,362

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Preferred Stock, par value $.01 per share - 20,000,000 shares authorized, none issued	-	-
Common Stock, par value $.01 per share - 200,000,000 shares authorized, 127,381,252 and 127,179,225 shares issued and outstanding at May 27, 2006 and February 25, 2006, respectively	1,274	1,272
Additional paid-in capital	449,302	444,810
Accumulated other comprehensive loss	(33,551)	(35,662)
Retained earnings	629,741	594,952
	1,046,766	1,005,372
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,150,509	$2,099,902

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Three Months Ended
	May 27, 2006	May 28, 2005
	(Dollars in thousands)
OPERATING ACTIVITIES
Net income	$45,662	$54,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	42,008	42,023
Intangibles amortization	2,444	2,485
Other amortization	430	156
Stock-based compensation expense	2,556	2,523
Deferred income taxes	(2,982)	4,372
Excess tax benefit from stock option exercises	(842)	3,044
Minority interest	720	1,309
Equity in earnings of unconsolidated affiliates, net of dividends received	266	(1,787)
Other	1,987	5,183
Changes in operating assets and liabilities:
Trade and other receivables, net	30,410	17,820
Inventories	(20,515)	13,486
Other current assets	(6,984)	(4,631)
Accounts payable	(13,015)	(32,448)
Employee compensation	(8,984)	3,188
Advance payments from customers	15,519	(192)
Deferred revenue and advance billings	13,465	(5,101)
Income taxes payable	(1,404)	11,558
Other assets and liabilities	1,562	3,744
NET CASH PROVIDED BY OPERATING ACTIVITIES	102,303	121,576

INVESTING ACTIVITIES
Purchases of systems, equipment and other assets relating to contracts	(80,235)	(40,562)
Purchases of available-for-sale investment securities	(63,500)	(85,000)
Maturities and sales of available-for-sale investment securities	1,100	72,325
Purchases of property, plant and equipment	(2,986)	(2,394)
Decrease in restricted cash	-	5,080
Other	(163)	296
NET CASH USED FOR INVESTING ACTIVITIES	(145,784)	(50,255)

FINANCING ACTIVITIES
Dividends paid	(10,822)	(9,770)
Principal payments on long-term debt	(2,553)	(1,317)
Proceeds from stock options	330	3,322
Excess tax benefit from stock option exercises	842	-
Purchases of treasury stock	-	(32,051)
Other	3,201	863
NET CASH USED FOR FINANCING ACTIVITIES	(9,002)	(38,953)

Effect of exchange rate changes on cash	2,469	(1,180)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(50,014)	31,188

Cash and cash equivalents at beginning of period	235,191	94,446

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$185,177	$125,634